UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2013

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SMG INDIUM RESOURCES LTD.

(Exact name of registrant as specified in its charter)

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Delaware	000-54391	51-0662991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Ave., 16th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(212) 984-0635

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On December 10, 2013, SMG Indium Resources Ltd. (the “Company”) entered into an agreement (the “Agreement”) to sell approximately 75% of the Company’s current stockpile of indium, to an undisclosed buyer. Pursuant to the Agreement, the Company will deliver 2,000 kilograms of indium metal ingots to the buyer each month from January 2014 through December 2014, at prices determined by a formula based upon the quoted price of indium as reported by Metal Bulletin PLC during 2014, as further described in the Agreement.

The board of directors and a majority of the stockholders of the Company have approved the Agreement.

In December 2013, the Company's board of directors authorized Specialty Metals Group Advisors, LLC, the Company's manager who is primarily responsible for purchasing, lending, leasing and selling indium, among other things, to sell up to 100% of the Company's stockpile of indium held as of such date.

The foregoing description of the Agreement is not intended to be complete and is qualified in its entirety by the terms of the Agreement, which is expected to be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 8.01. Other Events.

The Company is also announcing that the ex-dividend date for the Company’s previously announced $1.30 per share special cash distribution is December 30, 2013. On December 11, 2013, the Company announced that its board of directors had declared a special cash distribution of $1.30 per share payable to stockholders of record holding outstanding shares of the Company’s common stock as of the close of business on December 20, 2013, with an expected payment date of December 27, 2013. Because the special cash distribution exceeded 25% of the value of the Company’s common stock at the time of declaration, in accordance with Financial Industry Regulatory Authority Rule ("FINRA") 11140, FINRA has determined that the ex-dividend date for this special cash distribution will be December 30, 2013, the first business day following the payable date. As a result, shares of the Company’s common stock issued and outstanding on December 20, 2013 shall continue to trade with the right to receive the special cash distribution through the expected payment date of December 27, 2013. Please consult with your broker, legal or financial advisors as to any questions concerning the impact of the December 30, 2013 ex-dividend date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2013	SMG Indium RESOURCES LTD.

	By:	/s/ Alan C. Benjamin
	Name: Title:	Alan C. Benjamin Chief Executive Officer